Exhibit 99.2
For Immediate Release
February 1, 2010
GIBRALTAR SELLS ITS
PROCESSED METAL PRODUCTS BUSINESS
     BUFFALO, NEW YORK (February 1, 2010) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer and distributor of products for the building and industrial markets, today announced that it has completed the sale of the majority of the assets of its Processed Metal Products segment to Worthington Industries, Inc. (NYSE: WOR).
     The completion of this transaction finalizes Gibraltar’s exit from steel processing businesses and establishes the Company as a manufacturer and distributor of products for the building and industrial markets. This strategic direction, initiated in 2005, is an ongoing part of Gibraltar’s plan to build a company with optimal operating characteristics and improved shareholder value. This transition included the sale of Gibraltar’s steel strapping business in 2006, the 2007 sale of its Hubbell Steel business, and the 2008 sale of its SCM powdered metal business.
     The transition into a building and industrial products company also involved numerous acquisitions, including two postal and storage products companies, Home Impressions and Steel City, and the U.K.-based Expanded Metal Company, a leading European producer of industrial mesh, in 2006. In 2007, Gibraltar acquired Dramex, a manufacturer of industrial grating products; Noll, which manufacturers a diverse product range for the building and HVAC markets; and Florence, a leading manufacturer of engineered storage solutions, including centralized mail and package delivery products.
     “Following this transaction with Worthington Industries and prior to any additional acquisition activity, our productive sales capacity will still be in excess of $1 billion. Looking ahead, we expect to redeploy the capital from this sale to strengthen our product leadership positions in targeted growth areas that provide us with stronger performance characteristics,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     “Even though our Processed Metal Products business helped us to grow and diversify our company, with the change in our strategic direction we concluded that it would be a better match with another organization like Worthington which is already in that space. As a result of this transaction, Worthington becomes the clear market leader in this product category,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     Gibraltar Industries serves customers in a variety of industries in all 50 states and throughout the world from facilities in the United States, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
—more—

Gibraltar Sells Assets of its Processed Metal Products Business
Page Two
     Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors and uncertainties. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, ext. 3229, khouseknecht@gibraltar1.com.